UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 7, 2006
HILLENBRAND INDUSTRIES, INC.
(Exact Name of Registrant as Specified in Charter)

Indiana	1-6651	35-1160484
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

1069 State Route 46 East
Batesville, Indiana	47006-8835
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (812) 934-7000
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
Employment Agreement - Peter H. Soderberg
Change in Control Agreement
Press Release

Item 1.01 Entry into a Material Definitive Agreement.
See the disclosure under Item 5.02 below, which is incorporated by reference in this Item 1.01.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
On February 7, 2006, the Board of Directors of Hillenbrand Industries, Inc. elected Peter H. Soderberg to succeed Rolf A. Classon as President and Chief Executive Officer of Hillenbrand effective March 20, 2006 (the “Start Date”). Mr. Soderberg, 59, has served as a Director of Hillenbrand since 2002. Since 2000, he has been President and Chief Executive Officer of Welch Allyn, Inc., Skaneateles Falls, N.Y., a privately held global technology company with units that manufacture innovative medical diagnostic equipment, patient monitoring systems and miniature precision lamps. He was previously Group Vice President and Chief Operating Officer of Welch Allyn. His prior experience includes 23 years at Johnson & Johnson where he served in a variety of operations, marketing and management positions in four of its over-the-counter and professional product companies. Most recently, he was President of Johnson & Johnson Health Management, a Johnson & Johnson portfolio company. His career also includes roles as President and Chief Executive Officer of an industrial technology company and the founder and President of a venture capital business. He is on the Boards of Directors of Greatbatch, Inc. (NYSE:GB), the Advanced Medical Technology Association (AdvaMed), the Syracuse Symphony Orchestra (as its Vice Chairman), the Metropolitan Development Authority of Central New York (as its Vice Chairman) and CNYMedtech (as its Chairman).
Effective on the Start Date, and as previously announced, Mr. Classon will succeed Ray J. Hillenbrand as the Chairman of Hillenbrand’s Board of Directors. Messrs. Soderberg and Hillenbrand will remain on the Board of Directors. Mr. Soderberg will cease to be a member of the Board’s Compensation and Management Development and Nominating/Corporate Governance Committees on the Start Date. Joanne C. Smith will continue as the Vice Chairperson of the Board of Directors and become the Chairperson of the Nominating/Corporate Governance Committee.
In connection with the appointment of Mr. Soderberg as President and Chief Executive Officer, on February 7, 2006, Hillenbrand and Mr. Soderberg entered into an employment agreement, a change in control agreement and an indemnity agreement. Each agreement is effective on the Start Date.

The employment agreement sets forth Mr. Soderberg’s basic duties and provides for the following items of compensation for Mr. Soderberg:
•	a base salary of $800,000 per year;

•	incentive compensation payable in the discretion of the Board of Directors, with an incentive compensation opportunity under the Short-Term Incentive Compensation Plan for 2006 of 90% of base salary based on a full year of performance for fiscal 2006. Payouts under this Plan range from 0% to 200% of the incentive compensation opportunity based on financial and non-financial criteria established by the Compensation and Management Development Comittee;

•	a signing award of restricted stock units (otherwise known as deferred stock awards) (“RSUs”) to be granted on the Start Date, with a value on the Start Date of $1,300,000 (the “Signing Award RSUs”). These RSUs will vest in equal one-third increments six months, twelve months and twenty-four months after the Start Date;

•	an additional award of RSUs to be granted on the Start Date, with a value on the Start Date of $1,000,000. These RSUs will vest in twenty percent, twenty-five percent, twenty-five percent and thirty percent increments on the day after the dates of each of the second, third, fourth and fifth anniversaries of the Start Date;

•	a grant on the Start Date of stock options to purchase common stock of Hillenbrand having a value on the Start Date of $1,000,000 using the Black-Scholes valuation method. These options will have a per share exercise price equal to the average of the high and low sale prices of the common stock on the New York Stock Exchange on the Start Date, will vest in one-third increments on each of the first, second and third anniversaries of the Start Date and will expire on the tenth anniversary of the Start Date;

•	participation in Hillenbrand retirement plans, including the 401(k) Savings Plan and Supplemental Executive Retirement Plan, consistent with plans, programs and policies available to other executive officers of Hillenbrand;

•	participation in a nonqualified deferred compensation plan established for the benefit of Mr. Soderberg, pursuant to which Mr. Soderberg will be credited with $75,000 within 30 days after the Start Date and on each anniversary of the Start Date during Mr. Soderberg’s employment. Amounts credited to Mr. Soderberg’s account under this plan will bear interest at a prime rate in effect from time to time or at other rates determined by the Compensation and Management Development Committee. Mr. Soderberg will be fully vested in all amounts credited to his account under this plan and will be entitled to receive the balance of the account in a lump sum cash payment on or as soon as possible after the date that is six months after the date of the termination of Mr. Soderberg’s employment with Hillenbrand;

•	use of Hillenbrand’s aircraft for travel to and from Mr. Soderberg’s primary and secondary residences up to a maximum of 100 hours of flight time per calendar year. In fiscal 2005, the incremental cost to Hillenbrand for similar use of its aircraft by the Interim President and Chief Executive Officer was approximately $1,424 per hour;

•	such additional compensation, benefits and perquisites, including participation in Hillenbrand’s health and welfare plans, as are available to other executive officers of Hillenbrand and as the Board of Directors may deem appropriate.
The employment agreement provides that Mr. Soderberg will cease to receive compensation for service on the Board of Directors after the Start Date and will not receive the 2006 annual retainer payment and annual restricted stock unit award for nonemployee Directors but may receive and retain fees for 2006 Board and committee meetings up to and including the Start Date.
The employment agreement is terminable by either Hillenbrand or Mr. Soderberg on sixty days’ notice, or pay in lieu of notice if terminated by Hillenbrand, and is terminable at any time by Hillenbrand for “cause” (as defined in the employment agreement). If Mr. Soderberg is terminated by Hillenbrand other than for cause, including a termination by Mr. Soderberg for “good reason” (as defined in the employment agreement), Hillenbrand is required to pay severance to Mr. Soderberg in an amount equal to twelve months of Mr. Soderberg’s base salary, with payments commencing six months after the time of termination, and the Signing Award RSUs immediately will become fully vested. The employment agreement also contains a limited non-competition and non-solicitation agreement of Mr. Soderberg, which continues generally for a period of two years after the termination of Mr. Soderberg’s employment. The employment agreement also requires Hillenbrand to pay Mr. Soderberg’s costs of entering into the employment agreement, including the reasonable fees and expenses of his legal counsel.
The change in control agreement entered into between Hillenbrand and Mr. Soderberg provides for payment of specified benefits upon termination of Mr. Soderberg’s employment by Hillenbrand (other than on account of death, disability, retirement or “cause”) in anticipation of or within three years after a Change in Control, or upon Mr. Soderberg’s termination of his employment for “good reason” within three years after a Change in Control or for any reason at any time after a Change in Control and prior to the 30th day following the first anniversary of the Change in Control. The benefits to be provided by Hillenbrand upon a Change in Control under any of the above circumstances are: (i) a lump sum payment in cash equal to three times Mr. Soderberg’s annual base salary; (ii) continued health and medical insurance for Mr. Soderberg and his dependents and continued life insurance coverage for Mr. Soderberg for three years, with the right to purchase continued medical insurance (at COBRA rates) from the end of this period until Mr. Soderberg reaches retirement age; (iii) a cash payment in lieu of certain perquisites, such as accrued and unpaid vacation; and (iv) an increase to the defined benefit and defined contribution pension benefit otherwise payable to Mr. Soderberg calculated by giving him equivalent credit for three additional years of age and service. In addition, upon a Change in Control, whether or not Mr. Soderberg’s employment is terminated, all outstanding stock options, restricted stock and restricted stock units will become fully vested, and Mr. Soderberg will be deemed to have earned all outstanding short-term incentive compensation and performance share compensation awards to the extent such awards would have been earned if all performance targets for the relevant period were achieved 100%. The change in control agreement provides that if Mr. Soderberg receives payments that would be subject to the excise tax on excess parachute payments imposed by Section 4999 of the Internal Revenue Code, Mr. Soderberg will be entitled to receive an additional “gross-up” payment in an amount necessary to put Mr. Soderberg in the same after-tax position as if such excise tax had not been imposed. Under the change in control agreement, a “Change in Control” is defined generally as (i) the acquisition of beneficial ownership of 35% or more of the voting power of all Hillenbrand voting securities by a person or group at a time when such ownership is greater than that of the members of the Hillenbrand Family; (ii) the consummation of certain mergers or consolidations; (iii) the failure of a majority of the members of Hillenbrand’s Board of Directors to consist of Current Directors (defined as any director on the date of the change in control agreement and any director whose election was approved by a majority of the then-Current Directors); (iv) the consummation of a sale of all or substantially all of the assets of Hillenbrand; or (v) the date of approval by the shareholders of Hillenbrand of a plan of complete liquidation of Hillenbrand.
The indemnity agreement entered into between Hillenbrand and Mr. Soderberg, which is in substantially the same form as the indemnity agreements with Hillenbrand’s other executive officers, obligates Hillenbrand to indemnify Mr. Soderberg to the full extent permitted by the laws of the State of Indiana. Indemnification is required against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense or settlement of a claim made against Mr. Soderberg by reason of his service as an officer of Hillenbrand. Indemnification is not available in certain circumstances, including where Mr. Soderberg derived an improper personal benefit, where a court determines that indemnification is not lawful under any applicable statute or public policy or in connection with any proceeding initiated by Mr. Soderberg unless required by law, authorized by the Board of Directors or related to enforcement of the indemnity agreement.
Hillenbrand’s press release dated February 9, 2006 announcing the appointment of Mr. Soderberg as President and Chief Executive Officer is filed as Exhibit 99.1 to this Form 8-K and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits.
10.1	Employment Agreement between Hillenbrand Industries, Inc. and Peter H. Soderberg dated February 7, 2006.

10.2	Change in Control Agreement between Hillenbrand Industries Inc. and Peter H. Soderberg dated February 7, 2006.

10.3	Form of Indemnity Agreement between Hillenbrand Industries, Inc. and certain executive officers (Incorporated herein by reference to Exhibit 10.9 filed with Form 10-K for the year ended September 30, 2003).

99.1	Press release dated February 9, 2006 announcing the appointment of Peter H. Soderberg as President and Chief Executive Officer of Hillenbrand Industries, Inc.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HILLENBRAND INDUSTRIES, INC.

DATE: February 9, 2006	BY:	/s/ Gregory N. Miller

Gregory N. Miller
Senior Vice President and
Chief Financial Officer

DATE: February 9, 2006	BY:	/s/ Richard G. Keller

Richard G. Keller
Vice President – Controller and
Chief Accounting Officer

EXHIBIT INDEX

Exhibit Number	Exhibit Description
10.1	Employment Agreement between Hillenbrand Industries, Inc. and Peter H. Soderberg dated February 7, 2006.

10.2	Change in Control Agreement between Hillenbrand Industries, Inc. and Peter H. Soderberg dated February 7, 2006.

10.3	Form of Indemnity Agreement between Hillenbrand Industries, Inc. and certain executive officers (Incorporated by reference to Exhibit 10.9 filed with Form 10-K for the year ended September 30, 2003).

99.1	Press release dated February 9, 2006 announcing the appointment of Peter H. Soderberg as President and Chief Executive Officer of Hillenbrand Industries, Inc.